Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of eleven (11) Trustees to serve until their respective successors have been duly elected and qualified.

THE PROPOSAL PASSED FOR ALL TRUSTEES ON JANUARY 22, 2010.

                                                TOTAL VOTES FOR             TOTAL VOTES WITHHELD

                                                THE NOMINEE                      FROM THE NOMINEE

James R. Boyle                         6,854,423                                121,928

James F. Carlin                         6,846,001                                130,350

William H. Cunningham             6,845,323                                131,028

Deborah C. Jackson                 6,838,220                                138,131

Charles L. Ladner                     6,853,435                                122,916

Stanley Martin                          6,855,466                                120,885

John A. Moore                         6,851,716                                124,635

Patti McGill Peterson                6,845,691                                130,660

Steven R. Pruchansky               6,852,736                                123,615

Gregory A. Russo                     6,857,042                                119,309

John G. Vrysen                         6,857,682                                118,669